TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“TAR”) is made as of the 21st day of November, 2018 by and between George Vonderhaar (“Executive”) and Limelight Networks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A. The Company and Executive entered into that certain Employment Agreement dated as of January 22, 2013 (the “Original Agreement”) which was subsequently amended as of January 1, 2015 (the “First Amendment”) and also amended as of February 23, 2016 (the “Second Amendment”). The term “Employment Agreement” as used herein means the Original Agreement as amended by both the First and Second Amendments. Executive and the Company also entered into an At-will Employment, Confidential Information Invention Assignment and Arbitration Agreement dated as of January 22, 2013 (the “Confidentiality Agreement”) and an Indemnification Agreement dated as of January 22, 2013 (the “Indemnity Agreement”).

B. The Company and Executive desire that Executive’s employment with the Company will terminate without cause effective as of 31st day of December, 2018 (the “Effective Date”).

C. The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or termination of his employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Transition Duties and Termination of Employment. Effective as of the Effective Date, Executive’s employment with the Company is terminated. Between the date of this TAR and the Effective Date, Executive will work cooperatively with the Company’s CEO and other senior executives to effect a smooth transition of his duties and responsibilities to other Company executives, and will provide all support to the CEO and other senior executives as may be requested.

2.Consideration. Subject to this TAR becoming effective and not revoked and Executive honoring all continuing covenants in the Employment Agreement and the Confidentiality Agreement, the Company will pay Executive the consideration and benefits to be paid to Executive under Section 7(a) of the Employment Agreement including, (i) continued payment of Executive’s base salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in the first payroll run following the Effective Date; (ii) the payment in an amount equal to the greater of 100% of Executive’s Target Annual Incentive for 2018 or the actual earned annual incentive for 2018 (subject to applicable tax withholdings), such amounts to be paid to Executive as soon as reasonably practicable following the date on which such annual cash incentives are earned, but in no event will be paid later than March 15, 2019, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

Subject to this TAR becoming effective and not revoked, Executive honoring all continuing covenants in the Employment Agreement and the Confidentiality Agreement, and Executive cooperating and assisting with the transition of his duties to other members of Company management, Executive’s existing Restricted Stock Units (“RSUs”) will continue to vest in accordance with the existing vesting schedules through June 30, 2019, and Executive’s existing stock options will continue to vest in accordance with the existing vesting schedules through March 31, 2019. As of the Effective Date all other unvested RSUs, stock options, and equity awards are forfeited and cancelled.

Executive will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is twelve (12) months following the Effective Date, (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option.

3.Benefits. Executive’s health insurance benefits shall cease on the last day of the month in which the Termination Date occurs, subject to Executive’s right to continue his health insurance under COBRA with reimbursement as provided in Section 7(a) of the Agreement as described above. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in RSUs and other equity awards (other than as provided in Section 2 above), participation in the Company’s 401K retirement program and ESPP, short-term and long-term disability, accidental death and dismemberment and life and dependent life insurance programs, and the accrual of bonuses, cease as of the Effective Date.

4.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this TAR and the Company’s compliance with its obligations under Section 6 of the Agreement including normal payroll through the Effective Date, the Company has paid or provided all salary, wages, bonuses, severance, fees, reimbursable expenses (except expenses that are properly submitted by Executive for reimbursement no later than December 31st, 2018), commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, marital community, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this TAR in any way relating to or arising from, either directly or indirectly, Executive’s relationship with the Company (whether as an Executive, director, investor or otherwise) or his relationship with any Releasee in their capacity as an officer, director, Executive, agent, investor, attorney, administrator or other role with the Company or any subsidiary, predecessor or successor corporation, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the Arizona Civil Rights Act, and the Arizona Equal Protection Act, except as prohibited by law;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this TAR; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this TAR, nor to future obligations, if any, under the Confidentiality Agreement or future obligations hereafter arising from continuing covenants in the Employment Agreement that, by their terms, survive termination of employment and termination of the Employment Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or comparable state agency against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). This release does not release the Company from, nor affect the Company’s continuing obligations under the Indemnity Agreement.

6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this TAR. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement and agrees that any change to the terms herein, whether or not material, from the date of first offer to the Effective Date do not re-start, extend, or interrupt the 21 day consideration period; (c) he has seven (7) days following his execution of this TAR to revoke this TAR; (d) this TAR shall not be effective until after the revocation period has expired; and (e) nothing in this TAR prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this TAR and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this TAR.

7.Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Executive represents that he has no lawsuits or actions pending, or to his knowledge any claims, in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees, which claims would be based solely on facts known to Executive as of the Effective Date.

9.Confidentiality. Executive agrees to maintain in complete confidence the existence of this TAR, the contents and terms of this TAR, and the consideration for this TAR (hereinafter collectively referred to as “Separation Information”) to the extent not publicly disclosed by the Company or approved by the Company for disclosure. Except as required by law, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this TAR, Executive’s counsel, and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

10.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement and the continuing covenants in the Employment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, non-competition and non-solicitation of Company employees. Executive will use reasonable efforts to return to the Company all currently material Confidential Information in his possession. If Executive hereafter discovers copies of material Confidential Information in his possession then he will either return or destroy the same. Retention of any Confidential Information does not relieve Executive of his continuing duty to protect the confidentiality of such information and not to use or allow any third party to use such information.

11.No Cooperation. With the exception of disputes, differences, grievances, claims, charges or complaints of Executive (or of other entities in which Executive has an ownership interest or with which Executive has an employment, consulting, management, advisory, or other relationship) that arise after the Effective Date (the "Post Effective Date Claims"), Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order (unless precluding from doing so by law, court order of order of a government authority). With the exception of Post Effective Date Claims, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he is contractually prohibited from providing counsel or assistance.

12.Mutual Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees. The Company also agrees to refrain from any disparaging statements about Executive. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Executive’s last position and dates of employment.

13.Breach. Executive acknowledges and agrees that any material breach of this TAR or any continuing covenant of the Agreement or the Confidentiality Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company to recover and/or cease providing the consideration provided to Executive under this TAR, except as provided by law, in addition to such other relief to which the Company may be entitled.

14.No Admission of Liability. Executive understands and acknowledges that this TAR constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this TAR, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
15.Continuing Covenants. Executive will honor all continuing covenants and obligations set forth in this TAR, the Confidentiality Agreement and the Employment Agreement, including without limitation those covenants set forth in Section 5 of the Confidentiality Agreement and Section 8 of the Employment Agreement. Executive and Company will honor all continuing covenants and obligations set forth in the Indemnification Agreement.

16.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this TAR.

17.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS TAR, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN MARICOPA COUNTY, ARIZONA BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH ARIZONA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL ARIZONA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH ARIZONA LAW, ARIZONA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS TAR AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this TAR. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this TAR. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this TAR. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this TAR. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this TAR.

21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this TAR shall continue in full force and effect without said provision or portion of provision.

22.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this TAR, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.Entire Agreement. This TAR, and the continuing obligations under the Employment Agreement, Confidentiality Agreement, and the Indemnity Agreement represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this TAR and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this TAR and Executive’s relationship with the Company.

24.No Oral Modification. This TAR may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

25.Governing Law. This TAR shall be governed by the laws of the State of Arizona, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Arizona.

26.Effective Date. Each Party has seven (7) days after that Party signs this TAR to revoke it. This TAR will become effective on the eighth (8th) day after Executive signed this TAR, so long as it has been signed by the Parties and has not been revoked by either Party before that date.

27.Counterparts. This TAR may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.Voluntary Execution of TAR. Executive understands and agrees that he executed this TAR voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has been given a reasonable opportunity to consider and review this TAR and that he has read this TAR;

(b)	he has been represented in the preparation, negotiation, and execution of this TAR by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this TAR and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this TAR.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

George Vonderhaar, an individual

Dated: November 26, 2018        /s/ George Vonderhaar
George Vonderhaar

Limelight Networks, Inc.

Dated: November 26, 2018    By     /s/ Robert Lento
Name: Robert Lento
Title: Chief Executive Officer